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                                                                    Exhibit 4.10

                        FIRST CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                  UNIVEC, INC.

                                ----------------

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

                                ----------------


     1. The name of the corporation (hereinafter called the "corporation") is

                                  UNIVEC, INC.

     2. The Certificate of Designation of Series B Convertible Preferred Stock of Univec, Inc., which was filed by the Secretary of State of Delaware on July 27, 1998, as corrected by a Certificate of Correction which was filed with the Secretary of State of Delaware on July 28, 1998, is hereby amended in the following respects:

                  (i) Section 3.1 of the Certificate of Designation is hereby amended to read in its entirety as follows:

                           "SECTION 3.1 The Series B Preferred Stock shall rank
                  (i) prior to the Common Stock; (ii) prior to the Corporation's Series A 8% Cumulative Convertible Preferred Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iv) pari passu with the Series C 5% Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series B Preferred Stock ("Pari Passu Securities")".


                  (ii) The figure "$1.92" appearing in the first paragraph of
         Section 6.1 of the Certificate of Designation is hereby deleted and there is substituted therefor the figure "$1.10."


                  (iii) Subparagraphs (a) and (b) of the first paragraph of
         Section 6.1 of the Certificate of Designation are hereby deleted in their entirety and there is substituted therefor the following new subparagraphs (a) and (b):

                    "(a)  notwithstanding  anything herein to the contrary,  the
               Holder shall not have the right, and the Company shall not have the obligation, to convert all or any

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               portion of the  Series B  Preferred  Stock (and the  Company shall not have the right to pay dividends on the Series B Preferred Stock in shares of common stock) if and to the extent that the issuance to the Holder of shares of common stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of 5% or more of the then outstanding shares of Common Stock within the meaning of
               Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of 5% or more of the then outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "Redemption Shares") of Series B Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 5% of the then outstanding shares of Common Stock (a "Mandatory Redemption"). Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series B Preferred Stock and the Holder shall have no interest in or rights under such Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series B Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) the Stated Value of the Redemption Shares and (ii) any accrued and unpaid dividends to the date of such redemption; and

                    "(b) unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the NASDAQ or such other stock market with which the Corporation shall be required to comply, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series B Preferred Stock or (ii) as a dividend on the Series B Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (i) upon conversion of shares of the Series B Preferred Stock, (ii) upon exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement and
               (iii) in payment of dividends on the Series B Preferred Stock, would be in excess of 19.99% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Closing Date (the "Maximum Issuance Amount"). In the event that a properly executed Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by
               (i) converting the number of shares of Series B Preferred Stock stated in the Conversion Notice not in excess of the Maximum Issuance Amount and (ii) redeeming the number of shares of Series B Preferred Stock stated in the Conversion Notice equal to or in excess of the Maximum Issuance Amount in cash at a price equal to one hundred and twenty-five percent (125%) of the Stated Value of the shares of Series B Preferred Stock to be so redeemed, together with the fair market value of all accrued and unpaid dividends thereon. In the event that the Corporation shall elect to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay
               (i) a dividend in shares of Common Stock equal to one less than an amount which would result in the Corporation issuing shares equal to the Maximum Issuance

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                  Amount and (ii) the balance of the dividend in cash."



                  (iv) Section 6.8 of the Certificate of Designation is hereby amended as follows:

                           (A) The phrase "optional Redemption Price" appearing
                  in the second sentence of Section 6.8 of the Certificate of Designation is hereby amended to read "Optional Redemption Price;" and

                           (B) The last sentence of Section 6.8 of the
                  Certificate of Designation is hereby deleted in its entirety and there is substituted therefor the following:

                         "If  payment  of such  redemption  price is not made in
                    full by the Redemption Date, then the Holder shall again have the right to convert the Series B Preferred Stock as provided in Article 6 hereof."


                  (v) Section 6.9 of the Certificate of Designation is hereby deleted in its entirety and there is substituted therefor a new Section
         6.9 reading as follows:

                           "SECTION 6.9 Mandatory Conversion. On the second
                  anniversary of the filing of the First Certificate of Amendment of the Certificate of Designation (the "Mandatory Conversion Date"), the Corporation shall convert all Series B Preferred Stock outstanding at the Conversion Price. Notwithstanding the previous sentence, in no event shall the Corporation convert that portion of the Series B Preferred Stock to the extent that the issuance of Common Shares upon conversion of such Series B Preferred Stock, when combined with shares of Common Shares received upon other conversions of Series B Preferred Stock by such Holder and any other holders of Series B Preferred Stock and Warrants, would exceed 19.99% of the Common Stock outstanding on the Closing Date, unless the Corporation's shareholders approve the issuance of an amount of the Corporation's Common Stock in excess of the 19.99% threshold. Within ten (10) Business Days after the Mandatory Conversion Date, the Corporation may either (i) redeem those outstanding shares of Series B Preferred Stock in excess of the 19.99% threshold at one hundred and thirty-five percent (135%) of the Stated Value thereof, together with all accrued and unpaid dividends thereon, in cash, to the date of redemption or (ii) extend the Mandatory Conversion Date for a period of one year."


         3. The amendments of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, the corporation has caused this certificate of amendment to be signed by its duly authorized officer on this 5th day of February 1999.

                                                       UNIVEC, INC.


                                                       By/s/ Flora Schoenfeld
                                                         -----------------------
                                                         Name: Flora Schoenfeld
                                                         Title: Treasurer




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